Exhibit 19.1

CATHAY GENERAL BANCORP

INSIDER TRADING POLICY

Purpose

The purpose of this document is to set forth the policy with respect to transactions in the securities of Cathay General Bancorp and certain other publicly held companies, and the handling of confidential information about the Company (collectively Cathay General Bancorp and its subsidiaries, including Cathay Bank) and other companies that is obtained in the course of employment or involvement with the Company.

Policy Statement

It is the policy of Cathay General Bancorp and its subsidiaries, including Cathay Bank (Company), to prohibit its directors, officers and team members from engaging in insider trading.

This policy does not create rights or obligations to the Company’s current or future clients or its shareholders. It is an internal document adopted in accordance with applicable laws and regulations. In accordance with these laws and regulations, this policy may be modified, restated or amended at any time at the Company’s discretion.

Definitions

Bancorp means Cathay General Bancorp.

Company means collectively Cathay General Bancorp and its subsidiaries, including Cathay Bank.

Company Securities means securities of Cathay General Bancorp.

Controlled Entities means corporations, partnerships, trusts and other similar entities in which a Company director, officer, or team member has influence or control.

Covered Persons means collectively all directors and executive officers of the Company and such officers or team members of Cathay Bank as designated by the General Counsel, as well as their respective Family Members and Controlled Entities.

Exchange Act means Securities Exchange Act of 1934, as amended.

Family Members means family members of such persons who reside with Company directors, officers, or team members (including a spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, or an in-law), anyone else who lives in the director, officer, or team member’s household, and any family members who do not live in the director, officer, or team member’s household but whose transactions in securities are directed by or subject to the influence and control of the director, officer or team member.

General Counsel means the General Counsel of the Company.

Insider Trading means when a person uses material nonpublic information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations if the information involved is “material” and “nonpublic” as such terms are defined in this policy. These prohibitions apply to any director, officer or team member who buys or sells securities on the basis of material nonpublic information that they obtained about the Company with which they are associated, as well as information about its clients, suppliers, or other companies with which the Company does business that they obtained in the course of their employment or other involvement with the Company

Material Information means information that has market significance, that is, if its public dissemination is likely to affect the market price of securities, whether it is positive or negative, or if it otherwise is information that a reasonable investor would want to know before making a decision to buy, sell or hold securities.

While it is not possible to define all categories of material information, some examples of information that usually would be regarded as material are:

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significant changes in a company’s prospects

significant write-downs in assets or increases in reserves

pending or threatened significant litigation, or the resolution of significant litigation significant regulatory or other governmental investigations or actions liquidity problems

changes in debt ratings

changes in earnings estimates or unusual gains or losses in major operations changes in senior management

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establishment of a repurchase program for company securities changes in dividend policy, declaration of a stock dividend or split, or an offering of additional securities extraordinary borrowings or other financing transactions outside the ordinary course of business proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or purchase or sale of assets, the point at which negotiations may become material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on the Company’s operations or stock price should it occur. Thus, information concerning an event that would have a potentially large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. If uncertain whether information is material, directors, officers and team members of the Company, as well as their respective Family Members and Controlled Entities should either consult with General Counsel or assume it is material.

Public Information means information that has been widely disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, directors, officers and team members of the Company as well as their respective Family Members and Controlled Entities must wait until the close of business on the second trading day after the information is publicly disclosed before the information can be treated as being public. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information. If uncertain whether information is considered public, directors, officers and team members of the Company as well as their respective Family Members and Controlled Entities should consult with General Counsel or assume that the information is nonpublic.

Nonpublic Information means information that is not defined as public.

SEC means the U.S. Securities and Exchange Commission.

Violations of Insider Trading Laws

Penalties for trading on or disclosing material nonpublic information can be severe, both for individuals involved in such unlawful conduct and their employers, and may include jail terms, criminal fines, civil penalties and injunctions. Given the severity of the potential penalties, compliance with this policy is absolutely mandatory. The SEC enforces the insider trading laws, and actively monitors public communications, including internet message boards, chat rooms, discussion groups and other forums.

Legal Penalties

A person who violates the insider trading laws by engaging in transactions in Company’s securities when they had material nonpublic information can be sentenced to a substantial jail term and required to pay a penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom they disclosed material nonpublic information. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.

The SEC can also seek substantial penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company

Company-Imposed Penalties.

Team members who violate this policy may be subject to disciplinary action by the Company, including dismissal for cause.

Certification

Each director, officer, and team member of the Company is required to certify their understanding of, and intent to comply with, this policy. All Covered Persons may be required to certify compliance with this policy on an annual basis.

No Trading or Causing Trading While in Possession of Material Nonpublic Information

Applicability

Persons Covered. Applies to the following persons:

■	All directors, officers and team members of the Company

■	Persons whose service to the Company has ceased

■	Family Members

■	Controlled Entities

Securities. Applies to transactions in all Company Securities or of another company the securities of which are publicly traded, including common stock, options, preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any such securities, whether or not issued by the Company

Prohibitions

Company Information. No director, officer, or team member of the Company while in possession of material nonpublic information relating to the Company may:

■	Directly or indirectly, through Family Members, Controlled Entities, or other persons or entities, purchase or sell any Company Securities.

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Disclose that information to persons within the Company whose responsibilities do not require them to have that information, or outside the Company to any other persons, including family, friends, business associates or investors.

■	Recommend the purchase or sale of any Company Securities.

■	Assist anyone engaged in the above activities.

Information Pertaining to Other Companies. No director, officer, or team member of the Company while in possession of material nonpublic information relating to any client, supplier or other company that was obtained in the course of their employment or other involvement with the Company must:

■	Directly or indirectly, through Family Members, Controlled Entities or other persons or entities, purchase or sell any security of the other company.

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Disclose that information to persons within the Company whose responsibilities do not require them to have that information, or outside the Company to any other persons, including family, friends or business associates.

■	Recommend the purchase or sale of any security of the other company.

■	Assist anyone engaged in the above activities.

Excluded Transactions

The following Company Securities transactions are excluded from this prohibition:

■	Exercise of stock options or a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements.

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Vesting of restricted stock or restricted stock unit awards or a tax withholding right pursuant to which a person has elected: (a) to have the Company withhold shares subject to such vesting to satisfy tax withholding requirements, or (b) to the extent permitted by the applicable regulations of the U.S. Treasury under the Emergency Economic Stabilization Act of 2008, as amended, to sell shares subject to such vesting in the market to satisfy tax withholding requirements.

■	Purchase of Company Securities under the Company’s dividend reinvestment plan, other than purchases resulting from additional voluntary contributions to the plan.

■	Any other purchase of Company Securities from the Company or sales of Company Securities to the Company similar to any of the preceding excluded transactions.

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Bona fide gifts of securities, unless the person making the gift has reason to believe that the recipient of the gift intends to sell the securities while the director, officer, or team member of the Company is in possession of material nonpublic information.

Post-Termination Transactions

The prohibition requirement continues to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when their service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.

Social Media Use

Directors, officers and team members of the Company must not disclose or post on any internet message boards, chat rooms, discussion groups, or other publicly assessable forums, information that includes any material nonpublic information that was obtained in the course of employment or other involvement with the Company.

General Counsel Approval

Directors, officers, and team members of the Company should not purchase or sell securities (or otherwise cause the purchase or sale of securities) while in possession of information believed to be material and nonpublic. If uncertain whether information is considered material or nonpublic, directors, officers and team members should consult with General Counsel or assume that the information is material and nonpublic.

Any exceptions to this policy, if permitted, may only be granted by the General Counsel and must be granted before any activity contrary to this policy takes place.

Blackout Periods and Trading Window

Objective

The Company has established blackout periods in which Covered Persons are prohibited from trading in Company Securities. These blackout periods:

■	Facilitate compliance with the law prohibiting insider trading.

■	Avoid the appearance of any impropriety.

■	Address the heightened legal risk and the appearance of improper or inappropriate conduct if Covered Persons engage in certain types of transactions in Company Securities.

Blackout Periods

Covered Persons are prohibited from trading in Company Securities during the blackout periods below unless advance approval has otherwise been obtained from General Counsel.

Quarterly Blackout Periods. Trading in Company Securities is prohibited during the period beginning at the close of the market on the 10th day of the last month of each fiscal quarter (i.e. March 10th, June 10th, September 10th, December 10th) and ending at the close of business two trading days following the date the Company’s financial results are publicly disclosed or, if such person has any further knowledge of any other material nonpublic information that has not been previously disclosed, two trading days following the date the Company’s Form 10-Q or Form 10-K is filed with the SEC. During these periods, such persons generally possess or are presumed to possess material nonpublic information about the Company’s financial results.

Other Blackout Periods. From time to time, other types of material nonpublic information regarding the Company (such as negotiation of mergers, acquisitions or purchases or sales of substantial assets) may be pending and not be publicly disclosed. While such material nonpublic information is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in Company Securities. If the Company imposes a special blackout period, it will notify the persons affected.

Exclusions and Exceptions. These trading restrictions do not apply to:

■	Transactions referenced in Excluded Transactions in this policy, or

■	Transactions in securities under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 (an Approved 10b5-1 Plan) that:

-	The Approved 10b5-1 Plan has been submitted to, and approved by, the General Counsel prior to being entered into.

-	Was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of material nonpublic information about the Company

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Gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any material nonpublic information about the Company; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

Trading Window

Covered Persons are permitted to trade in Company Securities when no blackout period is in effect, subject to Prohibited Transactions in this policy. Even during this trading window, a Covered Person who is in possession of any material nonpublic information should not trade in Company Securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under subsection titled Other Blackout Periods above, is imposed and will re-open the trading window once the special blackout period has ended.

Prohibited Transactions

Covered Persons are prohibited from engaging in the following with respect to Company Securities:

■	Short-Term Trading. Sales of Company Securities within a period of six months of a purchase of Company Securities of the same class in the open market

■	Short Sales. Sales of Company Securities short

■	Publicly Traded Options. Transacting put options, call options or other derivative securities on an exchange or in any other organized market

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Margin Accounts and Pledged Securities. Holding Company Securities in a margin account or otherwise pledging or hypothecating Company Securities as collateral for a loan unless approved in advanced by the Board of Directors

■	Hedging Transactions. Entering into hedging or monetization transactions or similar arrangements with respect to Company Securities

■	Standing and Limit Orders. Placing standing or limit orders on Company Securities unless for a short duration

Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any Covered Persons who purchases or sells Company Securities in the open may not engage in an opposite way open market transaction (i.e., a sell or purchase in Company Securities of the same class) during the six months following the original transaction. As noted in Responsibilities under General Counsel (Section 16 filings) in this policy, Covered Persons are also required to file reports with the SEC concerning their transactions in Company Securities.

In addition, the Exchange Act contains a “bright line” rule by which all “short-swing” trading profits received by insiders must be returned to the Company. If you are a Covered Person and you (and your Family Members) buy Company Securities and then you (or your Family Members) sells Company Securities within six months of any purchase, or sells Company Securities and then purchases Company Securities within six months of any sale, any profit you (or your Family Members) make must be returned to the Company. This rule applies even if the Covered Person or Family Member did not possess material information.

Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company Securities by a Covered Person are prohibited. In addition, the Exchange Act prohibits Covered Persons from engaging in short sales. Refer to Hedging Transactions in this policy for short sales arising from certain types of hedging transactions.

Publicly Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a Covered Person is trading based on Material Information and focus a Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, by a Covered Person is prohibited by this policy. Refer to Hedging Transactions in this policy for options arising from certain types of hedging transactions.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledger is aware of Material Information or otherwise is not permitted to trade in Company Securities, a Covered Person is prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan unless the arrangement is specifically approved in advance by the Board of Directors. Refer to Hedging Transactions in this policy for pledges arising from certain types of hedging transactions.

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Covered Person to continue to own Company Securities obtained through team member benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other shareholders. Therefore, Covered Persons are prohibited from engaging in any such transactions.

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under an Approved 10b5-1 Plan) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker and, as a result, the broker could execute a transaction when a Covered Person is in possession of Material Information. The Company discourages placing standing or limit orders on Company Securities other than under an Approved 10b5-1 Plan. If a Covered Person determines that such person must use a standing order or limit order that is not part of an Approved 10b5-1 Plan, the order should be limited to short duration and should otherwise comply with the restrictions outlined in this policy.

Roles and Responsibilities

Responsibilities

Board of Directors of the Company

■	Reviews and approves any changes to this policy.

■	Reviews approval requests from Covered Persons wishing to engage in Company Securities transaction that require the approval from the Board of Directors of Bancorp.

Directors, Executive Officers, and Team Members

■	Comply with all aspects of this policy.

■	Seeks advice when appropriate from General Counsel prior to engaging in Company Securities related transactions.

General Counsel

■	Provides guidance and advice on transactions covered under this policy.

■	Reviews policy exclusion and exception request and approves those in which the transaction is deemed lawful.

■	Designates such other officers or team members of the Company as a Covered Person.

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Coordinates Section 16 filings as received from Covered Persons as described below. Section 16 of the Exchange Act requires transactions in Company Securities by Covered Persons, and by Family Members and other entities in which a Covered Person has an interest (i.e., trusts, corporations and partnerships), to be reported to the SEC. The legal obligation to make a required Form 3, 4 or 5 filing under Section 16 of the Exchange Act is that of the Covered Person. The Company has historically made, and currently plans to continue to make, all such filings on behalf of Covered Persons as a courtesy.

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Persons are responsible for providing correct and timely information regarding all transactions. For Covered Persons, transactions reportable on Form 4 must be filed on the Form within two business days of the transaction date.

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After receiving transaction pre-approval, the Covered Persons should forward the details of their transaction(s) via email to the General Counsel and the Assistant Corporate Secretary no later than the date of the transaction(s) so that the Form 4 can be prepared for filing with the SEC. It is the Covered Person’s obligation to make sure their filings are made timely and correctly.

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Covered Persons are asked to execute limited powers of attorney authorizing the General Counsel and other designated persons to file Forms 3, 4, or 5 on the Covered Person’s behalf to avoid missing any deadlines.

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Because the Form 4 must be received by the SEC within two business days, the Company effectively has only one day to verify the Form 4 is completed correctly. If a Covered Person fails to make a timely filing, the fact of such failure is required to be set forth in the Company’s proxy statement and the Covered Person may be subject to SEC action as a result.

Policy History

This policy was approved by the Board of Directors on September 19, 2024.